EXHIBIT 21

                             SUBSIDIARIES OF COMPANY

                                                              STATE OR
                                                           JURISDICTION OF
NAME OF SUBSIDIARY                                         INCORPORATION
-------------------------------------                      ---------------
Acuity Imaging, Inc.                                        Delaware
Acuity Imaging Limited                                      United Kingdom
Computer Identics Corporation                               Massachusetts
Computer Identics N.V./S.A.                                 Belgium
Computer Identics S.A.                                      France
Computer Identics GmbH                                      Germany
Computer Identics Limited                                   United Kingdom
International Data Matrix, Inc.                             Florida
Systemation Engineered Products, Inc.                       Wisconsin